MISAA/TacAssay

MISAA is creating a 15-min blood test for tacrolimus, crucial for organ transplant patients. This rapid test, usable in labs, POC, and home, could enhance transplant results and impact recipients, caregivers, and service providers.



Invest

$99 minimum investment

DEADLINE: June 21, 2024

in 2 months

UNIT PRICE

$1

TOTAL RAISED

$9,109

VALUATION

$10,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

The seasoned scientists at IOS focus on creating & optimizing sensing at levels of competence not normally seen in industry.

Their unique depth and breadth of scientific expertise has enabled IOS to solve challenging physical, chemical, biological, and optical challenges and convert them to extraordinary products.

The scientists are driven to succeed by their shared passion for knowledge and growth, and the desire to apply that knowledge to remedy real-world problems, from healthcare to environmental sustainability.

MISAA, LLC contains the IP for the TAC Assay and has an operating agreement with IOS to use its scientists, facilities, etc. At MISAA (Monitoring Immunosupressants Anywhere Anytime), our mission is to use our knowledge and experience to improve the health and well-being of the transplant community around the world.

Progress to Date

Work-to-date funded by $4MM of non-dilutive grant money

Round 1 – $402K of SBIR funding

- 09/18/2018 – $252K – Novel Saliva-based Renal Function Test Platform (NIH SBIR Ph I Fast-Track 1R44DK116383-01A1)
- 04/01/2019 – $150K – Enhanced Rapid Assay for Monitoring Immunosuppressant Drugs in Plasma (Army SBIR Ph 1 W81XWH-19-C-0080)

Round 2 - $2.6MM of SBIR funding

- 07/01/2019 – $1.5MM – Novel Saliva-based Renal Function Test Platform (NIH SBIR Ph 2 Fast-Track 1R44DK116383-01A1)
- 08/24/2020 – $1.1MM – Enhanced Rapid Assay for Monitoring Immunosuppressant Drugs in Plasma (Army SBIR Ph 2 W81XWH-20-C-0044)

Round 3 $1.0MM of SBIR funding

- 09/30/2021 – $1.0MM – A Novel Enhanced Lateral Flow Assay (ELFA) Technology for Graft Immunomonitoring in Vascularized Composite Allotransplantation (VCA) (CDMRP/US Army Medical Research Acquisition Activity Award W81XWH2110972)

FDA 510(k) presub submitted with feedback from the FDA agreeing with our predicate and clearing a 510(k) path forward. The 501(k) is a FDA regulatory process for medical devices which allows them to be approved based on a demonstration of substantial equivalence to a predicate device that is already legally marketed. In other words, we believe we'll be able to bring this product to market more quickly than a full FDA premarket approval.

> **"Reducing time between blood draw to test will allow for dose adjustment in matter of hours as opposed to days. Lead to better patient outcomes."**
>
> *-Andrew Klein, M.D.*
> *Cedars Sinai*

PROBLEM

Tacrolimus (TAC) is an essential immunosuppressive drug for solid-organ and tissue transplant patients.

Frequent patient monitoring is critical to its success – TAC has a short therapeutic window that differs widely between individuals – too high a level causes drug toxicity, too low a level causes transplant rejection. Chronic rejection is a problem and a key solution is tighter control of immunosuppressant levels.

Current monitoring is by frequent blood draws measured with liquid chromatography–mass spectrometry (LC-MS/MS). Such testing is painful, complex and costly and limitations on same-day turnaround can compromise effective dose adjustments.

SOLUTION

Over the past three years, IOS has developed and patented (pending) an ELFA for rapid, accurate, reliable and highly sensitive lab and point of care monitoring of tacrolimus levels in capillary blood from a fingerstick.

With over **$4MM of non-dilutive funding**, IOS has validated its fingerstick assay against the laboratory venus blood draw test.

This enables clinicians to adjust immunosuppressant drug (ISD) levels in the order of minutes rather than days.

It is less invasive and user friendly for patients, leading to improved patient outcomes.

Value Proposition

To Hospitals and Insurance Companies

- **Reduces hospitals' financial burden** by eliminating the need for expensive LC-MS tests, and eases their labor burden by eliminating the need for a specialist and lab staff trained on complex instrumentation, and reduced need for nursing staff
- **Increases patient medication compliance;** POC testing, with its low cost and ease of use, reduces transplant failure *"...rejection and the associated increased immunosuppression burden increase hospitalization rates, healthcare costs, and the risk of dying from cardiovascular disease and cancer ..."* [I. Gandofini et al. "Detecting, preventing and treating non-adherence to immunosuppression after kidney transplantation" Clin Kidney J 2022] https://www.ncbi.nlm.nih.gov/pmc/articles/PMC9217626/
- **Lower insurance costs**; Successful transplant recipients, when properly supported by the healthcare industry, lead healthier lives. Healthier patients cost less for hospitals, insurers, and the government.

To Physicians and Patients

- **Less invasive**; Fingerstick is much less invasive than blood draw
- **Adjunct to Telehealth**; The clinician can advise the patient on dosage adjustments at point of care. This eliminates the barriers to compliance such as restrictive scheduling of testing, and ease of access for rural and low-income patients.
- **Lower cost to patients**; After 36 months, patients are responsible for the costs of testing
- **Better quality of life**; Successful transplants enable patients to return to a quality of life near pre-disease state
- **Better for future patients**; More successful transplants reduces the overall burden on organ donor wait list.

BUSINESS MODEL & MARKET

> Test kit w/ reader and initial reagents, ~$1,300 one-time purchase

> Resupply of reagents, ~$25/Month recurring

> Cloud-based monitoring, ~$25/Month recurring

> Reimbursement per test, ~$120

Total Market Size

$2.4 Billion TAM

20 MM Tests/Year Worldwide

- Over 92,000 kidney transplants each year worldwide
- 75% of these patients use Tacrolimus, and use it for their whole lives
- 285 average number of tests per transplant
- => 20 million tests per year worldwide
- Reimbursement at $120 times 20 million is $2.40 Billion
- Total market growing at 9.5%, will double by 2030

- Revenue from Assay Reader is not included in TAM
- Statistica 2023

TEAM



Reuben Sandler, PhD

CEO of IOS and of MISAA

Dr. Sandler spent the early part of his career teaching as a professor of Mathematics at many of the world's top universities. Then he worked in management consulting for over 10 years specializing in executive development and strategic planning. Then, from 1986 to the present time, he held positions of President, CEO and Chairman of many middle market companies in the information systems, pharmaceutical, medical software and optical sensing industries. Dr. Sandler has a Bachelor of Arts in Mathematics from Reed College and a Master of Science and Doctor of Philosophy from the University of Chicago in Mathematics.



Rahul Ganguli, PhD

Scientific Advisor to IOS and MISAA

Entrepreneurial materials scientist with twenty years of experience in cutting edge R&D in materials science and product development. Possesses a deep understanding of the pressures and drivers for performing contract research, and the large gap that often exists between government funding and successful commercialization. Dr. Ganguli has been successful in bridging this gap through a relentless focus on the end user, and continuous communication between the major stakeholders.



Trong Nguyen, PhD

Principal Investigator for IOS DoD SBIRs and to MISAA

Leads the team developing novel quantitative lateral flow assays for the detection and measurement of biomarkers and drugs in low-volume whole blood and saliva samples. Developed a proprietary optimal buffer formula for each assay and labeling technique based on DNA hybridization that enhances assay sensitivity to sub-nanogram per microliter or low-picogram per milliliter sensitivity levels.



Maria Ortega, MS

Scientist

Assists in the development of rapid biomedical diagnostic assays using immunochemistry and enzymatic technology including optimizing assay conditions and experimental methods to achieve a working biomedical device for the detection and measurement of various biomarkers. Work includes analyzing data and planning experiments for the screening of material, formulating stability solutions for reagents to achieve an appropriate shelf-life, optimizing assay conditions to improve assay sensitivity and achieve measurements in relevant concentration range.



Emily Vuu

Scientist

As a part of the team, optimizes lateral flow assay for detection of biomarkers (tacrolimus, interleukin-6, matrix metalloproteinase-3) in blood and saliva samples. Streamlines luminescent, biochemical fiber optic production for electronic blood pressure sensors.

USE OF PROCEEDS

If the offering's maximum amount of $1,000,000 is raised:

Use	Value	% of Proceeds
Labor	$162,000	16.2%
Clinical Trials	$320,000	32.0%
Product Development	$200,000	20.0%
Materials	$60,000	6.0%
Consulting	$33,000	3.3%
Admin and Overhead	$176,000	17.6%
Intermediary fees	$49,000	4.9%

TERMS

This is an offering of Class B Unit, under registration exemption 4(a)(6), in MISAA, LLC, doing business as MISAA/TacAssay. This offering must raise at least $10,000 by June 21, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. MISAA/TacAssay may issue additional securities to raise up to $1,000,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

11,000,000 units
× $1 per unit

$11,000,000 implied valuation

FINANCIALS

MISAA/TacAssay's official name is MISAA, LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on January 18, 2024
- Form C/A on March 25, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Apr 10, 2024 — MISAA, LLC Friends on Netcapital: We want you...

Apr 5, 2024 — To our Netcapital MISAA-LLC funding...

Mar 27, 2024 — This was posted today on the IOS LinkedIn...

Mar 25, 2024 — Filed Form C/A

Mar 22, 2024 — **Great news!** IOS, MISAA, LLC's parent and...

Mar 5, 2024 — Tac-Assay is our patent pending, tacrolimus in...

Jan 18, 2024 — Primary offering of 1,000,000 units at $1

Jan 18, 2024 — Filed Form C

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